Financial Integrity Policy

Avadel Pharmaceuticals plc
Financial Integrity Policy
Code of Ethics for Senior Financial Officers
This document sets out the Financial Integrity Policy ("Policy") of Avadel Pharmaceuticals plc (including its subsidiaries and affiliates, the "Company").  The Company has a Code of Business Conduct and Ethics ("Code") which is applicable to all directors, officers and employees of the Company. The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Senior Tax Director and Controller or persons performing similar functions (collectively, the "Senior Financial Officers"), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with the law. In addition to the Code, Senior Financial Officers are subject to the following Policy regarding financial integrity and reporting:
1.	The Senior Financial Officers are individually responsible for full, fair, accurate, timely and understandable financial statements and/or disclosure in the reports and documents that the Company files with or submits to the SEC (U.S. Securities and Exchange Commission) and in other public communications made by the Company. Accordingly, it is the responsibility of each Senior Financial Officer to bring promptly to the attention of the Disclosure Committee and the Audit Committee any material information of which he or she may become aware that affects the financial statements and/or disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee and the Audit Committee in fulfilling its responsibilities as specified in the Company's Committee Charters.
2.	Each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.
3.	The Senior Financial Officers shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or should have reasonably known) that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Policy, actions that "could, if successful, result in rendering such financial statements materially misleading" include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate or mislead an auditor:
a.	To issue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other applicable standards);
b.	Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;
c.	Not to withdraw an issued report; or
d.	Not to communicate matters to the Company's Audit Committee.

4.	Each Senior Financial Officer shall promptly bring to the attention of the (a) General Counsel or the Chief Executive Officer and (b) the Audit Committee any information he or she may have concerning any violation of the Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.
5.	Each Senior Financial Officer shall promptly bring to the attention of the (a) General Counsel or the Chief Executive Officer and (b) the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of the Code or this Policy.
6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or this Policy by the Company's Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and to this Policy, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and/or termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.